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                                                                      EXHIBIT 11

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                                                                            THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                MARCH 31,
                                        ---------------------------     ---------------------------
                                           1995            1996            1996            1997
                                        -----------     -----------     -----------     -----------
Net income (loss).....................  $(1,059,000)    $   793,000     $   227,000     $   837,000
                                        ===========     ===========     ===========     ===========
Weighted average shares
  outstanding.........................   12,203,000       9,729,000      12,203,000      10,736,000
Incremental shares considered
  outstanding (1).....................    1,534,000       1,260,000       1,534,000         153,000
                                        -----------     -----------     -----------     -----------
Shares used in per share
  calculation.........................   13,737,000      10,989,000      13,737,000      10,889,000
                                        ===========     ===========     ===========     ===========
Net income (loss) per share...........  $     (0.08)    $      0.07     $      0.02     $      0.08
                                        ===========     ===========     ===========     ===========

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(1) Pursuant to the requirements of the Securities and Exchange Commission, stock options and warrants issued by the Company during the twelve months immediately preceding the initial public offering have been included in computing net income (loss) per share as if they were outstanding for all periods using the treasury stock method.